CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated February 13, 2004 relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of John Hancock Classic Value Fund, John Hancock Core Equity Fund, John Hancock Large Cap Select Fund and John Hancock U.S. Global Leaders Growth Fund (each a portfolio of John Hancock Capital Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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February 27, 2004